SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 15, 2004

(Date of Report — date of earliest event reported)

Datalink Corporation

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification No.)

8170 Upland Circle

Chanhassen, Minnesota  55317

(Address of principal executive offices)

(952) 944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Addresses)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into Material Definitive Agreement.

                On December 15, 2004, we agreed to sublease Checkpoint Security, Inc., an unaffiliated entity, approximately 55,000 of the 104,000 square feet we currently occupy as our corporate headquarters in Chanhassen, Minnesota.  Checkpoint’s wholly-owned subsidiary, Checkpoint Security Systems Group, plans to use the subleased space for the operation of its security monitoring business.

                The initial sublease term is 85 months starting on April 1, 2005 and ending on April 27, 2012.  Checkpoint has an option to extend this term an additional five years, which it must exercise by June 30, 2011.  There is no security deposit or guaranty requirement.

                Checkpoint will pay us rent ranging from approximately $55,000 per month at the beginning of the term to approximately $60,000 per month by the end of the term.  The rent includes the costs of common area management (such as snow removal, lawn care, garbage removal, janitorial services and pest control services), common systems repairs such as HVAC, electrical and plumbing, real estate taxes and standard utilities.  We are responsible to pay for these various services, subject to minor adjustments and care of premises obligations of Checkpoint.

                If Checkpoint exercises its option to extend the sublease term, and if we are still leasing our premises in the building, we will base Checkpoint’s rent, taxes and utilities for the renewal term on our rent due under the prime lease with our landlord.  We will prorate the amount due under the prime lease based upon the amount of square feet each party uses.

                We have agreed to contribute up to $150,000 to make improvements for Checkpoint and to pay the broker fees.

                The sublease agreement requires each party to indemnify the other for acts related to the use, occupancy and care of the premises.

Item 2.05    Costs Associated with Exit or Disposal Activities

                (a)           The information described in Item 1.01 above is incorporated by reference into this Item.

                In our Annual Report on Form 10-K for the year ended December 31, 2003, we announced plans to seek a subtenant for a portion of our corporate headquarters are part of our cost reduction activities.  In connection with the Checkpoint sublease, we are consolidating our operations and personnel on the first floor of our building.  We expect to complete our move in mid-January 2005.

                We are negotiating to sell our landlord the 2.5-acre lot adjoining our facility for $200,000, although we have not yet entered into any agreement to do so.  We originally acquired this lot in 2001 for $384,000.

                (b)           We estimate the following charges associated with our sublease and the related activities:

Item	Expected Related Charge
Rent reserve (excess of lease expense Over sublease income)	$2,700,000
Accelerated depreciation	249,000
Loss on anticipated land sale	184,000

                (c)           We estimate the total charges associated with our sublease and the related activities at $3,133,000.

                (d)           We estimate our cash expenditures associated with our sublease and the related activities, net of the anticipated proceeds from our proposed lot sale, at $674,000.

                Our estimates in subsections (b), (c) and (d) are “forward-looking statements” based on information currently available to us.  We cannot assure that our actual charges and cash expenditures will not exceed these estimates.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                Dated:  December 21, 2004

DATALINK CORPORATION

By	/s/ Daniel J. Kinsella
Daniel J. Kinsella, Chief Financial Officer